EXHIBIT 99.2

HELEN OF TROY, LTD.

Moderator: Bob Spear
October 5, 2006
10:00 a.m. CT

Operator:	Good morning and welcome, ladies and gentlemen, to the Helen Of Troy second quarter earnings conference call for fiscal 2007. At this time, I would like to inform you that all participants are in a listen-only mode. At the request of the company, we will open the conference up for questions and answers after the presentation.

Our speakers for this morning’s conference call are Gerald Rubin, Chairman, Chief Executive Officer and President, Thomas Benson, Senior Vice President and Chief Financial Officer, Robert Spear, Senior Vice President and Chief Information Officer.

I will now turn the conference over to Robert Spear. Please go ahead, sir.

Robert Spear:	Good morning everyone and welcome to Helen Of Troy’s second-quarter earnings conference call for fiscal 2007. The agenda for this morning’s conference call is as follows.

We’ll have a brief forward-looking statement review followed by Mr. Rubin who will discuss our second-quarter earnings release and related results of operations for Helen Of Troy, followed by a financial review of our income statement and balance sheet for the quarter by Tom Benson, our Chief Financial Officer. And finally, we’ll open up for a question and answer session for those of you with any further questions.

EXHIBIT 99.2

First the Safe Harbor statement. This conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance. A number of risks or uncertainties may cause actual results to differ materially from historical or anticipated results. Generally the words anticipates, believes, expects and other similar words identify forward-looking statements. Forward-looking statements are subject to risks that could cause such statements to differ materially from actual results. Factors that could cause actual results to differ from those anticipated are described in the company’s Form 10-Q filed with the Securities & Exchange Commission for the second quarter of fiscal year 2007 ended August 31, 2006.

Before I turn the conference call over to our Chairman, Mr. Rubin, I would like to inform all interested parties that a copy of today’s earnings release has been posted to our Web site at www.hotus.com. The release can be accessed by selecting the investor relations tab on our home page and then the news tab.

I’ll now turn the conference over to Mr. Rubin, Chairman, CEO and President of Helen Of Troy.

Gerald Rubin:	Thank you, Bob and good morning everyone. Helen Of Troy, Limited, today reported sales and net earnings for the second quarter ended August 31, 2006.

Second quarter sales increased 12.9 percent to 147 million versus sales of 130,389,000 in the same period of the - the year before.

Second quarter net earnings were 10,874,000, or 35 cents per fully diluted share, compared to 9,452,000, or 30 cents per fully diluted share, for the same period a year earlier, an increase in earnings per share of 16.7 percent.

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Sales for the six months ended August 31, 2006, increased 7.7 percent to 277,613,000 versus 257,781,000 for the previous year.

Net earnings for the first half of this year were 17,553,000, or 56 cents per diluted share, versus 19,999,000, or 63 cents per diluted share, in the same period of last year.

Net sales increased 10 percent to $110,970,000 in our personal care segment for the second fiscal quarter compared with 100,861,000 for the same period last year. Net sales increased 7.4 percent to 216,300,000 in the personal care segment for the six-month period ending August 31, 2006, compared with 201,377,000 for the same period last year.

Net sales for the houseware segment increased 22.6 percent to 36,196,000 for the second fiscal quarter compared with 29,528,000 for the same period last year. Net sales increased 8.7 percent to 61,313,000 for the houseware segment for the six-month period ending August 31, 2006, compared with 56,404,000 for the same period last year.

As you can tell, we are very pleased that the sales increases we experienced in the first quarter have continued into the second quarter. The initial sell-through of our new product introductions in retail have positively impacted our sales for the second quarter. We still remain somewhat cautious about the second half of our fiscal year due to various reports of the holiday retail sales estimates. We continue to see improvements in our warehouse and distribution efficiency and expect those improvements to continue through next year.

Operationally, our focus during the second quarter remained on our domestic distribution system. During the quarter, we continued to refine and improve our abilities to operate our new 1.2 million square foot South Haven, Mississippi, distribution facility. We are currently planning to transfer our personal care hair care appliance inventory to our new facility during our fourth fiscal quarter.

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We reaffirm our previous guidance of sales in the 600 to 620 million range and earnings of $1.70 to $1.80 per fully diluted shares for the full current fiscal year ending February 28, 2007.

As of August 31, 2006, Helen Of Troy’s balance sheet remained very strong with cash of 32 million compared to eight million in the second quarter of the prior year and the stockholders equity approaching 500 million, an increase of 48 million in stockholders equity from the comparable period last year. Our accounts receivable at quarter end were 117 million, our inventory levels were $185 million, down 22 million, or 10.6 percent, from last year’s same period.

I would now like to turn this conference call over to Tom Benson, our CFO, who will review the financials with you.

Thomas Benson:	Thank you, Gerry and good morning everyone. We are pleased with our performance for the second quarter. Sales growth was positive, margins held up, and selling, general and administrative cost as a percentage of sales decreased.

Second-quarter net sales increased 12.9 percent year over year. Net sales for the second quarter fiscal 2007 was 147.2 million compared to 130.4 million in the prior year fiscal quarter. This is an increase of $16.8 million, or 12.9 percent.

Our second-quarter operating income increased by 17.8 percent year over year. Operating income in the second quarter of fiscal 2007 was 16.6 million, 11.3 percent of net sales, compared to 14.1 million, 10.8 percent of net sales, in the second quarter of the prior year. This is an increase in operating income of $2.5 million, or 17.8 percent.

Second-quarter net income increased 15 percent in dollar terms year over year. Net earnings for the second quarter of fiscal 2007 was $10.9, 7.4 percent of net sales, compared to 9.5 million, or 7.2 percent of net sales, in the prior year quarter. This is a dollar increase of $1.4 million and a 15-percent increase in net earnings.

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Second-quarter diluted earnings per share was 35 cents in the second quarter of fiscal 2007 compared to 30 cents in the second quarter of fiscal 2006. This is a five-cent increase.

Now I will provide a more detailed review of various components of our financial performance.

Our personal care segment includes the following product lines. Appliances. Products in this category include hair driers, curling irons, thermal brushes, hair straighteners, massagers, spa products, foot baths, and electronic clippers and trimmers. Key brands in appliances include Revlon, Vidal Sassoon, Sunbeam, Health-o-Meter, Dr. Scholl’s, Hot Tools and Wigo.

Grooming, skincare and hair products are included in the personal care segment and consist of the following brands. Brut, Sea Breeze, SkinMilk, Vitalis, Ammens, Condition 3-in-1, Final Net, and Vitapointe. Brushes, combs and accessories are also included in the personal care segment. Key brands in the product category include Revlon, Vidal Sassoon, and (Preeno).

The personal care segment net sales for the second quarter of fiscal 2007 were $111 million compared to $1.9 million in the prior year second quarter. This represents an increase of $10.1 million, or 10 percent increase in net sales.

Our houseware segment is the OXO business. OXO is a leader in providing innovative consumer product tools in a variety of areas including kitchen, cleaning, barbecue, barware, garden, hardware, automotive, storage and organization. Brands that we sell include OXO Good Grips, OXO Steel, and OXO Softworks.

EXHIBIT 99.2

The houseware segment net sales for the second quarter of fiscal 2007 were 36.2 million compared to 29.5 million in the prior year fiscal quarter. This represents an increase of $6.7 million, or a 22.6 percent net sales increase. Sales increases have been primarily driven by continued new product introductions such as trash bins, teach kettles, and new cleaning items. A portion of the sales increase in the second quarter is due to catching up on the order backlog we had at the end of the first quarter resulting from our warehouse transition.

Gross profit or the second quarter was 66.7 million, 45.3 percent of net sales, compared to 6.2 million, 46.2 percent of net sales, in the prior year second quarter. This represents an increase of $6.5 million. It’s a 10.7 percent, in dollar terms, and an increase in gross profit.

On a percentage increase, gross profit went down .9 percentage points. The decrease in gross profit piece of .9 percentage points is primarily due to a combination of higher cost of customer promotional programs. We also had - we have also experienced some product price increases.

Selling, general and administrative expenses for the second quarter of fiscal 2007 decreased as a percent of sales. SG&A expense was $50 million for the second fiscal quarter, which is 34 percent of net sales, compared to $46.1 million in the prior year fiscal quarter, which is 35.3 percent of net sales. In dollar terms, this was an increase of $3.9 million. In percentage terms, we had a 1.3 percent - percentage point decrease in SG&A expense. The decrease in SG&A percentage is due to the impact of higher sales volume on our cost structure offset somewhat by percentage increases in advertising and higher facility related costs due to the operational transition of our distribution system.

EXHIBIT 99.2

Interest expense is up $900,000 due to higher interest rates on our floating rate debt. Tax expense for the second quarter fiscal 2007 was $1.4 million, 11.1 percent of income before taxes. This compares to $1.3 million, 12 percent of income before taxes, in the prior year fiscal quarter.

I will now discuss our financial position. Our cash position was 31.8 million at August 31, 2006. We have a $75-million revolving line of credit in place which we have no borrowing, but there is a 616,000 open letter of credit against this facility. Accounts receivable increased 6.2 million year over year. Accounts receivables days outstanding decreased to 73.7 days at August 31, 2006, compared to 77.1 days at August 31, 2005.

Inventories at August 31, 2006, decreased 22 million from August 31, 2005. Inventories are down from the prior year due to an increased focus on inventory management and not having to increase inventories in anticipation of a warehouse transition and additional purchases in the prior year to delay the impact of price increases.

Shareholders equity increased 47.9 million to 492.4 million at August 31, 2006, compared to August 31, 2005.

I will now turn it over to Gerry for some additional comments and questions.

Gerald Rubin:	Operator, we’d like to now open the floor for calls.

Operator:	Thank you very much. The question and answer session will begin now. If you're using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, press star one on your pushbutton phone. Should you wish to withdraw your question, please press the pound key. Your question will be taken in the order that it is received. Please stand by for the first question.

And our first question comes from Kathleen Reed with Stanford Financial.

Kathleen Reed:	Good morning. Can you please provide a little more color on your comments in your press release and in your oral comments just on your cautious outlook for the second half, if you're seeing anything in particular, ordering pattern from the retailers or - it seems like your sales - you had good sales momentum in your first quarter and it continued in your second quarter, why you're still - have a cautious tone for your second half of your year.

EXHIBIT 99.2

Gerald Rubin:	Well, you know, you know, our sales are of course depending on all the major retailers in the country. If their sales are good our sales will be good. And of course this morning even there was just mixed reviews between some of the major retailers of how business is going. And we just want to remain cautious optimistic. I know our sales are good, we hope they'll continue to be good. There’s no reason to think that they - that they won’t be good. We’ve put out our range of what we think sales will be and what profits will be. And we feel comfortable with those. So -

Kathleen Reed:	So you're not seeing anything specific right now. I know one - you’re one month into your third quarter, but this is your - seasonally your biggest quarter. So there’s nothing that you're seeing that would make you more cautious, it’s just you're being - you just prefer to being cautious.

Gerald Rubin:	Yes, we prefer …

Kathleen Reed:	Conservative.

Gerald Rubin:	… to be cautious - yes. You know, September was a good month for us and October/November are our best months of the year. And there’s no reason for us to be negative, we’re just cautious I guess the word.

EXHIBIT 99.2

Kathleen Reed:	OK. On your personal care sales, can you just tell us what the new products are that are driving that? I know you had a launch late in your quarter of your professional line, but if you can give us more color on if it was appliances or the (Idel Labs) brand or just what was driving your 10-percent sales growth there.

Gerald Rubin:	Well, a lot of it is new products that we placed with the retailers early in the year, and now the sales are coming in. These are just across the board in hair driers and appliances and flatteners and personal care products. Some of the products that - at Wal-Mart are now doing very, very well that we made especially for them. But overall our products - the new products that we placed in the retailers are just doing well. In our (Idel Labs) Division, the new introduction that they have that’s just being rolled out now is the Brut Revolution that we think will increase their sales. So overall the - in every division in the - in the brush, comb and accessory division they have - they have new products under the Revlon and Vidal Sassoon and (the Karina) brand. They did very well this past quarter with some new customers that they had. So overall it was - it was actually very good in all the divisions.

Kathleen Reed:	Did Brut Revolution ship in your second quarter or is that shipping in your third quarter?

Thomas Benson:	Kathleen, this is Tom Benson. The Brut Revolution is shipping in the third quarter, and also the new professional line, that is shipping in the third quarter also.

Kathleen Reed:	OK. So that one, you unveiled it at the trade - at the ((inaudible)) show.

Thomas Benson:	It has started shipping in September and will continue initial fill-ins throughout the quarter.

Kathleen Reed:	OK, great. And last question, on the OXO line. Can you quantify how much of your 22-percent increase was due to some revenue that got shifted from your first quarter to your second quarter?

Thomas Benson:	I think what we did in the first quarter conference call, we indicated that shipping and order backlog probably affected us $4.5 to $5 million in the first quarter of sales that we did not get out. Some of that was a permanent loss. We, you know, it’s not a perfect number, but we think there was probably about $4 million that we caught up on in - early in the second quarter, and the last few months of the quarter we’ve been on normal turn shipments. So probably I’d say $4 million.

EXHIBIT 99.2

Kathleen Reed:	OK, great. And, sorry, you said tea kettles and you had one other new product that you specifically mentioned for OXO.

Thomas Benson:	We have tea kettles, we have trashcans that there - is getting additional distribution and we’ve been shipping.

Kathleen Reed:	OK, great. Thank you.

Gerald Rubin:	Thank you.

Operator:	And our next question comes from Gary Giblen with Brean Murray and Carrey.

Gary Giblen:	Hi, good morning, Gerry and Tom.

Male:	Good morning.

Gary Giblen:	Just - yes. You know, the follow-up on Kathy’s inquiry, I guess, you know, de-stocking had played some role in holding back some sales before, but has that now gone away?

Gerald Rubin:
Gary, yes, I would say we do - we don't have any unusual order backlog in any of our businesses. We did have what we would consider higher backlog than normal in our OXO business at the end of the first quarter.

EXHIBIT 99.2

Gary Giblen:
OK. So in terms of specifically getting - since your new products are doing well, it sounds like there’s no barrier to getting new products in or getting them to stay on the shelves. Is that - is that fair to say?

Gerald Rubin:
I think that when we talk about new products we only talk about a few of them specifically in this call. But like the OXO business, they may have 90 new products this year. The - our appliance business, we might have the same. So we have a lot of new products every year. We have come out with some new specific lines. And in - and the customers are very receptive to our new products and the new features enhancements in them. What happens is some of our old products get discontinued as a result of us coming out with new products. So a lot of times we look at what is the next growth in products in a customer, because every year we get new ones in and we trade some out.

Gary Giblen:
OK. And then your gross margin comparison was comparatively better than in first quarter. In other words, down 90 basis points was actually a good improvement. So is that - is the improvement more in the personal care versus housewares and, you know, what’s the environment in the housewares margin area.

Gerald Rubin:	In the houseware margin - actually overall it’s stable. When you have less than a one-percent fluctuation it’s usually product mix …

Gary Giblen:	Yes, OK.

Gerald Rubin:	… more than anything else.

Gary Giblen:	OK. So pretty random. OK. And then last question is, I mean, if you - if you care to address it. I mean, you know, what were - can you give us some color on why Chris Cameros left? I mean, what …

EXHIBIT 99.2

Gerald Rubin:	Well, he - I don't know if you've talked with him, but he left for personal reasons, to pursue other ventures on his own.

Gary Giblen:	Yes. Well, OK. Well, thanks very much.

Gerald Rubin:	OK, thank you.

Operator:	Moving on, we will hear from Rommel Dionisio, with Wedbush Morgan.

Rommel Dionisio:
Yes, good morning, Gerry. I was actually just following up on the prior question. Could you just talk about the reallocation of responsibilities that Chris covered? I mean, he was pretty intimately involved with the (Idel Labs) business. Who’s internally sort of taking that over?

Gerald Rubin:	Basically the reports that Chris had are spread - have been spread among myself and Tom Benson and Bob Spear, two of our senior VPs. So we’ve taken care of that.

Rommel Dionisio:
OK and just another question. On - you talked about price increases on products impacting gross margin in the quarter. Is that partly them passing through the higher raw material prices that we saw earlier in the year? And having said that, if that’s the case, do you expect that to moderate given that spots prices for polyethylene resin have come in significantly here in the last few weeks.

Gerald Rubin:
You know, as we talked about, you know, everybody knows resin prices and other - and copper has increased the cost over the last few months. And we have been working diligently to get price increases from our retailers, which in most cases were successful. And the new products that we come out with always have a better profit margin than the old products. So all the new products that we have coming in, we factor in the increased cost that we have and we’re able to pass that on to the retailer. As far as costs going down, you know, it’s only happened in the last few weeks, so it hasn't really, you know, affected us. But I think long-term if the prices stay down, of the commodities, then our prices will go down. But of course we keep inventory - we keep, what, about five months worth of inventory. So it takes about five months to cycle in.

EXHIBIT 99.2

Rommel Dionisio:	Sure, OK. Thanks, Gerry. Nice quarter.

Gerald Rubin:	Thank you.

Operator:	And our next question comes from Graham Tanaka with Tanaka Capital Management.

Graham Tanaka:
Yes, hi, guys. Nice quarter. Just if you could - I'm wondering if you could quantify for us the net contributions percentage-wise of new products as a part of the sales increase in the quarter and if you could sort of look out maybe for the second half. Thanks. Hello?

Gerald Rubin:	I think I missed part of it. Could you - could you repeat that?

Graham Tanaka:
I just was wondering, of the - of the 12-percent sales gain in the quarter, in the second quarter, how much of that was sort of net increase, you know, increase from new products that replaced old ones, sort of on a net basis. And then what that might look like for the second half, what percent increase -

Thomas Benson:
This is Thomas Benson. We really do not track our sales in that - like that. As I said, we have so many new products coming in and out and replacing - replacing. We really don't track what sales increase came specifically from new products.

EXHIBIT 99.2

Graham Tanaka:	OK. Well, is there - your new product rollouts were important. And I gather they didn't kick in quite as much last quarter. So I was just wondering if that’s accelerating into the second half.

Thomas Benson:
Well, as we indicated, we had some new products start last quarter. We have some - the Brut Revolution started shipping in September, and our new professional line started shipping in September. So for the year all our new products are not yet out. And basically the cycle starts over again, you know, early in the year next year. So it’s really a continuing cycle as customers reset their (planograms). We go in and make our offerings and we - we switch some items out and we hope to gain additional space each time.

Graham Tanaka:	OK. And then going into the important holiday season and on the new products, are you - are you sort of timing-wise what you want to be?

Gerald Rubin:	You know, everything that we’ve presented to the retailers and promised them will be delivering in October/November. We don't see any glitches there.

Graham Tanaka:	Thank you very much.

Gerald Rubin:	Thank you.

Operator:	Next we will hear from John Harlowe with Barrow Hanley.

John Harlowe:	Congratulations on the quarter. In past quarters you've given some percentage changes in appliance, grooming, skin care and brushes and combs categories. Could you do that today?

EXHIBIT 99.2

Thomas Benson:
John, when our - when our 10-Q comes out we’ll have some more specific details on the segments of our category, of our - on what makes up the various segments. And we’ll have some sales growth information in there.

John Harlowe:	Would you make a comment about how you - how you're doing and what the profitability’s been like at CVS?

Thomas Benson:	We don't talk about specific customer sales or profitability.

John Harlowe:	OK. Just one last question. I was - I thought the price that the private equity firm paid for (Schur) was pretty breathtaking. I just wondered if that’s …

Gerald Rubin:	What was the price?

John Harlowe:	Over $100 million.

Gerald Rubin:	Yes, well, I don't - I don't think that that’s really the real number.

Thomas Benson:	I think that was what was reported in the press.

Gerald Rubin:	That’s certainly -

Thomas Benson:	We’d be surprised if that was the number.

Gerald Rubin:	Yes. What we heard is far distant from the 100 million.

John Harlowe:	I guess you're saying it was lower, not higher.

EXHIBIT 99.2

Gerald Rubin:	Yes, definitely.

John Harlowe:	OK. Well, I - my comment was going to be if you could really get $100 million for that maybe there’s some things you ought to sell to the same people. But I guess that doesn't apply.

Gerald Rubin:	Yes. Well, we have a lot of valuable brands and they're worth a lot of money.

John Harlowe:	I understand. Thank you.

Gerald Rubin:	Thank you.

Operator:	Next question comes from Jim Larkins with (Wasuch).

Jim Larkins:	Yes, my question also was about segment profitability. Is that going to be released in the Q then?

Gerald Rubin:	Yes, it will be.

Jim Larkins:	OK. Thank you.

Operator:	We have one more question in queue. Again, that is star one if you have a question or comment. We will now hear from Steve Friedman with Wachovia Securities.

Steve Friedman:	Good morning, all. Nice quarter.

Gerald Rubin:	Thank you, Steve.

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Steve Friedman:
Have you noted some increase or at least some renewed confidence with oil prices coming sharply down in the last couple of months at the ordering level and - even though you are cautious on your second half, are you encouraged by that element in the economy?

Gerald Rubin:
You know, what we’ve noticed over the last I guess six or eight weeks - or even - or eight to 10 weeks is, you know, increase on - in sales from our retailers. So I don't know how to tell you that it’s directly related to the price of fuel or not, or great products that are on the shelf at great value, but it did start around 10 weeks ago. We started noticing, you know, a good bump in our retail sales. (Not our sales, the customer we’re talking about,) which is always - there’s customer takeout from stores.

Steve Friedman:
Well, noting today’s retail sales in general were pretty positive across the board except for Wal-Mart, which is a little bit below, but still in absolute dollars they were solid. Is the new warehouse facility now at - operating at 100 percent? You note in your press release that the personal care items are going to be transitioned in the fourth quarter. And I would presume that’s just an operational issue. But I was wondering if you still expect the savings from the new warehouse facility gaining throughout the fiscal year.

Thomas Benson:
Steve, this is Tom Benson. Currently in South Haven, Mississippi, we’re operating out of two warehouses. And it is our current plan to consolidate into our new warehouse by the end of the fiscal year. That’s a large undertaking. We have a lot of inventory to move. And we have certain costs we’re going to incur to get that done. I think that when that is completed we’re anticipating that we will have some ongoing cost savings because we will not be operating out of two facilities, we won’t be - we’re renting the second facility currently.

As far as our new facility which we have our OXO business in and we have our (Idel) business is in there, the operating performance in that facility is - continues to improve. We don't feel that it’s perfect and at the lowest cost possible there yet. That was a very large undertaking. We hired hundreds of employees and they're still training and stabilizing. And we’re incurring some higher costs because, you know, the facility is not 100 percent utilized because we won’t move in - the appliances into it until near the end of the fiscal year.

EXHIBIT 99.2

Steve Friedman:	So going forward you continue to expect ongoing cost savings as it approaches and as you close down the second facility.

Thomas Benson:	Yes. And I think the significant costs are - or I wouldn't use the term significant. The meaningful cost savings will come when we’re out of the second facility.

Steve Friedman:	OK, great. Thank you very much and again, congratulations on a fine quarter.

Gerald Rubin:	Thank you, Steve.

Operator:	And we do have a follow-up from Kathleen Reed with Standford Financial.

Kathleen Reed:
Hi. Just to follow up on that last question. I have in some prior notes that the appliance business was supposed to be transitioned to the - your new distribution center earlier this year. Did it get pushed out or did I just have that wrong?

Thomas Benson:
This is Thomas Benson. Our initial plan was to move it earlier this year. When we started up in the new facility it was a bigger undertaking than we’d anticipated. And as a result of that we did not want to make it more difficult by pushing the appliances and moving them until we were absolutely ready. So we made a decision to push it off until the end of this fiscal year. We don't want to do this transition in our peak shipping season and jeopardize order fulfillment or customer service.

EXHIBIT 99.2

Kathleen Reed:
OK. And so the - the number - when you were just commenting on meaningful earnings - or cost savings - the prior number I have is eight to 10 million on an annualized basis. So would we assume then that - what you just said, that that would - that’s more of a fiscal ’08 savings.

Thomas Benson:	When that $8 to $10 million number - that was not all from warehouse savings.

Kathleen Reed:	OK.

Thomas Benson:	That was not warehouse alone. And so next year we’re anticipating some warehouse savings, but it’s not $8 to $10 million. We’re really not putting the number out on it.

Kathleen Reed:	OK. Can you just mention what I forget then, what else is included in the eight to 10?

Thomas Benson:
That had to do with SG&A costs. There were some other savings. I don't know if we specifically went into it. There - it - there was transportation savings by relocating to the new warehouse. There was some royalty savings on some of our royalty arrangements. So there were other items in there that made up that number.

Kathleen Reed:	OK, great. Can you disclose the current rate on your floating rate debt currently? I think it resets every three months or something like that.

Thomas Benson:
What I can disclose is that on September 28 we actually entered into fixed - we entered into interest rate hedges on our $225 million of floating rate debt. And we have hedged that for the remaining term. And some of it is hedged at 5.89 percent and some of it is hedged at 6.01 percent. And all those details will be in the Q.

Kathleen Reed:	OK, great. And lastly, is 10 percent still a good interest rate to use for your full year?

EXHIBIT 99.2

Thomas Benson:	I think you're talking about our tax rate.

Kathleen Reed:	Oh, yes. I'm sorry. Right.

Thomas Benson:	I think we have indicated 10 to 12 percent we feel’s the range.

Kathleen Reed:	OK, great. Thanks again.

Operator:	And if there are no further questions, I will turn the conference back to Gerald Rubin to conclude.

Gerald Rubin:	Thank you, everyone, for participating in our second-quarter conference call, and I look forward to talking to all of you with our third-quarter conference call. Thank you again.

Operator:	Ladies and gentlemen, if you wish to access the replay for this call you may do so by dialing 888-203-1112 with replay pass code 1407852.

This concludes our conference call for today. Thank you all for participating, and have a nice day. All parties may disconnect now.

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